Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Stabilis Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation of Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (1)/(2)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock par value $0.001	457(o)	(1)	(2)	(2)	(1)	(1)
	Equity	Preferred Stock par value $0.001	457(o)	(1)	(2)	(2)	(1)	(1)
	Other	Warrants	457(o)	(1)	(2)	(2)	(1)	(1)
	Unallocated (Universal) Shelf		457(o)		Unallocated (Universal) Shelf	$100,000,000	$0.0000927	$9,270.00
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$100,000,000		$9,270.00
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$9,270.00

(1)There is being registered hereunder such indeterminate number of the securities of each identified class of the registrant as may be sold in an offering pursuant to this Registration Statement, such indeterminate principal amount of securities which shall have an aggregate initial offering price not to exceed $100,000,000. The proposed maximum initial offering price per security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities.
(2)The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3
(3)Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.